Exhibit 4.4(b)

AMENDMENT TO LYONDELL CHEMICAL COMPANY 401(K) AND SAVINGS PLAN

INSTRUMENT AMENDING THE

LYONDELL CHEMICAL COMPANY

401(K) AND SAVINGS PLAN

Lyondell Chemical Company hereby amends the Lyondell Chemical Company 401(k) and Savings Plan, effective January 1, 2005, as follows:

Section 1, “Definitions”, Paragraph 1.34, Former Employer Stock, is amended to read as follows:

1.34	Former Employer Stock

“Former Employer Stock” means assets transferred from a Transferor Company Plan or contributed to a Prior Plan and held in the form of Lyondell Chemical Company Common Stock or British Petroleum American Depository Shares.

Section 1, “Definitions”, Paragraph 1.67, Transferor Company, is amended to read as follows:

1.67	Transferor Company

“Transferor Company” means Lyondell Chemical Company, Equistar Chemicals, LP, LYONDELL-CITGO Refining LP, Millennium Chemicals Inc., or a subsidiary or affiliate of any of these companies.

Section 2, “Membership–Eligibility and Participation,” Paragraph 2.1, Membership, is amended by adding the following to the end of the paragraph:

2.1	Membership

An employee who is not yet a Member but is eligible to become a Member shall be deemed to be a Member for the limited purpose of making a direct transfer. However, that employee shall not be entitled to make or authorize Plan contributions or share in the allocation of any Company Contributions unless and until the employee satisfies the Plan’s applicable eligibility requirements, becomes a Plan Member and satisfies all Plan requirements for Member or Company Contributions. Any amounts directly transferred to the Plan shall not have any effect on Plan limits on Elective Deferrals, Savings Contributions or Company Contributions under the Plan.

Section 2.3, “Membership—Eligibility and Participation,” Paragraph 2.3, Membership Termination, subparagraph (c), is amended to read as follows:

2.3    (c)    If a Member transfers to a Subsidiary or Affiliate which does not participate in this Plan to a Transferor Company or any of its subsidiaries or affiliates, or to an employment classification excluded from Plan participation, the Member shall be suspended from Plan participation and the Member’s account shall not be distributed until the Member terminates employment with Lyondell Chemical Company, the Transferor Company and all of their subsidiaries, affiliates or divisions.

Lyondell Chemical Company hereby amends the Lyondell Chemical Company 401(k) and Savings Plan, effective January 20, 2005, as follows:

Section 1, “Definitions,” is amended to add new Paragraph 1.12, Benefits Finance Committee, to read as follows, and Paragraphs 1.12 through 1.76 are renumbered Paragraphs 1.13 through 1.77, respectively:

1.12	Benefits Finance Committee

“Benefits Finance Committee” means the Benefits Finance Committee appointed by the Compensation Committee.

Section 12, “Administration,” Paragraph 12.1, Benefits Administrative Committee Appointment, is amended to read as follows:

12.1	Appointment of Named Fiduciaries

Members of the Benefits Administrative Committee and the Benefits Finance Committee shall be appointed by the Compensation Committee.

Section 12, “Administration,” Paragraph 12.2, Records and Procedures, is amended to read as follows:

12.2	Records and Procedures

The Benefits Administrative Committee and the Benefits Finance Committee shall keep appropriate records of their proceedings and shall make available records, documents and other data as are required under ERISA for examination at reasonable times during normal business hours by any Member or beneficiary. No Member or beneficiary shall have the right to examine any data or records reflecting any other Member or beneficiary’s compensation, and neither the Benefits Administrative Committee nor the Benefits Finance Committee shall be required to make any data or records available other than those required by ERISA. A Member shall be deemed to have accepted as correct any statement of account provided by the Benefits Administrative Committee unless written notice to the contrary is received by the Benefits Administrative Committee within 30 days after the date of mailing.

The Chairman of each Committee, the secretary and any one or more members of each Committee to whom the Benefits Administrative Committee or Benefits Finance Committee has delegated the power, shall have the power, individually and severally, to execute any document on the respective Committee’s behalf, and to execute any certificate or other written evidence of that Committee’s action. The Trustee, after written notice of any delegation of power, shall accept and may rely upon any document executed by a member or members of the Benefits Finance Committee until the Benefits Finance Committee revokes that delegation of power in writing and notifies the Trustee.

Section 12, “Administration,” Paragraph 12.3, Benefits Administrative Committee: General Administrative Powers and Duties, is amended to read as follows:

12.3	Benefits Administrative Committee: General Administrative Powers and Duties

As part of its overall administrative responsibility for the Plan, but subject to any contrary determination by the Compensation Committee, the Benefits Administrative Committee has exclusive responsibility for the general Plan administration, according to the Plan terms and provisions, and shall have all discretion and powers necessary to accomplish its purposes, including, without limit, the right, power, authority and duty:

(a)	to make nondiscriminatory rules, regulations and bylaws to administer the Plan that are not inconsistent with the terms and provisions;

(b)	to construe and interpret all Plan terms, provisions, conditions and limits and the Benefits Administrative Committee’s construction and interpretation shall be final and conclusive on all persons or entities;

(c)	to correct any defect, to supply any omission, or to reconcile any inconsistency that may appear in the Plan in the manner and to the extent the Benefits Administrative Committee deems necessary or appropriate and the Benefits Administrative Committee’s judgment in these matters shall be final, conclusive and binding on all persons and entities;

(d)	to decide all questions of eligibility of employees to become Members, to determine the amount, manner and time of payment of any Plan benefits, including all findings of facts necessary to make decisions and determinations, and to prescribe procedures to be followed by distributees to obtain benefits;

(e)	to determine all controversies relating to Plan administration, including without limitation: (i) differences of opinion arising between the Company or any Subsidiary or Affiliate and the Trustee or a Member, or any combination thereof and (ii) any questions the Benefits Administrative Committee deems advisable to determine in order to promote nondiscriminatory Plan administration for the benefit of the Members and beneficiaries;

(f)	to make a determination on any person’s right to a benefit and to afford any person dissatisfied with that determination the right to a full and fair review according to the provisions of Paragraph 12.7;

(g)	to receive any information necessary for the proper Plan administration from the Company, Members or beneficiaries;

(h)	to select, appoint, employ and compensate consultants, attorneys, and any other agents and employees as the Benefits Administrative Committee deems necessary or advisable for proper and efficient Plan administration. Any agent, firm or employee selected by the Benefits Administrative Committee may be a Disqualified Person or a Party in Interest but only if the applicable requirements of the Code and ERISA have been satisfied;

(i)	to review periodically the Trustee’s administrative performance;

(j)	to determine a Member’s or a beneficiary’s entitlement to a benefit, or any portion thereof, should he appeal a denial of his claim;

(k)	to prepare, file and distribute in the manner the Benefits Administrative Committee determines to be appropriate information, reports or materials required by the reporting and disclosure requirements of ERISA, and to maintain all records necessary to verify information required to be filed or distributed in a manner the Benefits Administrative Committee determines to be appropriate;

(l)	to determine whether the requirements of Paragraph 9.5 have been satisfied before any distribution of Plan benefits; and

(m)	in addition to the power to delegate signature authority in accordance with Paragraph 12.2, to delegate in writing clerical, recordation and ministerial duties of the Benefits Administrative Committee under the Plan as it may deem necessary or advisable for the proper and efficient administration of the Plan.

Whenever the Benefits Administrative Committee, under its discretionary powers, is required to construe or interpret this Plan or decide any controversy or questions relating to Plan eligibility or benefits payable to any Member or beneficiary, the Benefits Administrative Committee’s interpretation, decision or judgment on that issue shall be considered final, binding and conclusive for all affected persons.

Section 12, “Administration,” Paragraph 12.4, Benefits Administrative Committee: Investment Powers and Duties, is amended to read as follows:

12.4	Benefits Finance Committee: Investment Powers and Duties

Subject to any contrary determination by the Compensation Committee, the Benefits Finance Committee shall have authority to manage and invest the Trust Fund according to the terms and provisions of the Plan and Trust Agreement and shall have all powers necessary to accomplish this objective, including, without limit, the right, power, authority and duty:

(a)	to direct the Trustee on the investment of all or a segregated portion of the assets of the Trust Fund, including investment in pooled, common or collective trust funds, or other similar investment vehicles, subject to the Compensation Committee’s authorization and the provisions of the Trust Agreement;

(b)	to delegate its authority with respect to investment of the Trust Fund in whole or in part to one or more qualified investment managers, within the meaning of Section 3(38) of ERISA, or to another named fiduciary;

(c)	to develop and implement and investment policy for the Trust Fund;

(d)	as requested, to prepare periodic reports for review by the Compensation Committee;

(e)

to periodically oversee and review the investment performance, asset allocation combinations and fees of the Trustee, any qualified investment manger, and any other named fiduciary to whom the Benefits Finance Committee has delegated its authority with respect to investment of the Trust Fund; and to periodically oversee and review the performance of any other consultants;

(f)	to consult with the Compensation Committee in the selection of the Trustee and the monitoring of the Trustee’s performance;

(g)	to receive and review reports from the Trustee regarding the financial condition, and the receipts and disbursements, of the Trust Fund;

(h)	to select, appoint, employ and compensate actuaries, accountants, consultants, attorneys, and any other agents and employees as the Benefits Finance Committee deems necessary or advisable for proper and efficient Plan administration. Any agent, firm or employee selected by the Benefits Finance Committee may be a Disqualified Person or a Party in Interest but only if the applicable requirements of the Code and ERISA have been satisfied;

(i)	to take any necessary or appropriate action to directly transfer to the Trustee any or all of a Member’s assets held under any other plan in a direct rollover transaction which otherwise satisfies the requirements for transfer to this Plan;

(j)	to instruct the Trustee to directly rollover an Eligible Rollover Distribution to the trustee or custodian of an eligible retirement plan, as elected by the Distributee of the Eligible Rollover Distribution;

(k)	to authorize the Trustee to receive and accept a trustee-to-trustee transfer of plan assets from another plan on behalf of participants in that plan, following the Benefits Administrative Committee’s determination that the requirements of Code Section 411(d)(6) can be satisfied on the transfer;

(l)	to authorize the Trustee to make a transfer on behalf of a Member to the trustee of a plan maintained by a Transferor Company in a trustee-to-trustee transfer of plan assets in connection with the Member’s transfer of employment to a Transferor Company;

(m)	to direct and instruct the Trustee in all matters relating to Plan benefit payments; and

(n)	in addition to the power to delegate signature authority in accordance with Paragraph 12.2, to delegate in writing clerical, recordation and ministerial duties of the Benefits Finance Committee as it may deem necessary or advisable for the proper and efficient administration of the Trust.

Lyondell Chemical Company hereby amends the Lyondell Chemical Company 401(k) and Savings Plan, effective March 28, 2005, as follows:

Section 10, “Payment on Termination of Company Employment, Death, Disability, Retirement, Divorce or Other Reasons,” Paragraph 10.1, Employment Termination, is amended to read as follows:

10.1	Employment Termination

(a)	If Plan Membership is terminated due to a Member’s disability or if the Member’s employment with the Company and its Subsidiaries terminates (for a reason other than death or transfer under Paragraph 2.3(c)), the Member shall receive all amounts credited to the Member’s Account on the Valuation Date immediately before the distribution date according to this Paragraph. Each Member shall be fully vested at all times in all amounts credited to the Member’s Account.

(b)	If a Member whose Account balance is more than $1,000 on the Valuation Date immediately before the Member’s termination does not apply for distribution following employment termination according to (c), distribution will be deferred and the following provisions shall apply:

(i)	The Member has the right to continue to invest his Account in and among each of the investment alternatives available under the Plan from time to time;

(ii)	The Member may not withdraw any funds from the Member’s Account between the Member’s employment termination date and the date the Member’s Account is finally distributed;

(iii)	A Member’s Account shall be distributed as soon as practicable after the Member attains age 65; and

(iv)	If the Member dies before final distribution, the Member’s Account shall be distributed according to Paragraph 10.2.

(c)	In lieu of a distribution at age 65, a Member whose Member Account balance is more than $1,000 on the Valuation Date immediately before the Member’s termination may elect in writing to receive distribution of all amounts credited to the Member’s Account at any time following the Member’s employment termination. A Member who does not elect distribution is deemed to have deferred distribution under (b).

Notwithstanding any contrary Plan provision, before April 1, 1999, a distribution of a Member’s Account for a Member attaining age 70 1/2 before April 1, 1999 who is not a “5% owner” (as defined in Code Section 416), shall commence no later than the April 1 following the calendar year in which the Member attains age 70 1/2 after March 31, 1999, whether or not the Member’s Service had terminated that year. Effective April 1, 1999, a distribution of a Member’s Account for a Member attaining age 70 1/2 after March 31, 1999, who is not a 5% owner, shall commence no later than the April 1 following the later of (i) the calendar year when the Member attains 70 1/2 or (ii) the calendar year when the Member’s Service terminates. If a Member is receiving distributions from his Account on April 1999 under the terms of this Section in effect before April 1, 1999, but would not be required to receive distributions under this Section in effect on April 1, 1999, then the Member may elect to stop distributions from the Member’s Account until the April 1 after the end of the calendar year when the Member’s Service terminates. Distributions under this Section shall be at least equal to the required minimum distributions under Code Section 401(a)(9) and associated regulations. Distribution of a Member’s Account for any Member who is a 5% owner (as described in Code Section 416(i)(1)(A) determined for the Plan Year ending in the calendar year when the Member attains age 70 1/2) shall occur no later than the first day of April following the calendar year when the Member attains age 70 1/2. For Plan distributions made for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) according to the regulations under Code Section

401(a)(9) proposed on January 17, 2001, notwithstanding any contrary Plan provision. This amendment shall continue in effect until the end of the last calendar year which begins before the effective date of final regulations under Code Section 401(a)(9) or some other date specified in guidance published by the Internal Revenue Service.

(d)	If a Member has an Account balance of $1,000 or less on the Valuation Date immediately before the Member’s termination, the Member’s Account shall be distributed as soon as practicable, but if the Member Account balance is more than $1,000 on the Valuation Date immediately before the actual distribution date, the Member’s Account balance distribution shall be made according to (b) and (c).

(e)	If Code Sections 401(a)(11) and 417 do not apply to the distribution, the distribution may commence less than 30 days after giving the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations, provided that:

(i)	the Member has been clearly informed of his right to at least a 30 day notice period to consider whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(ii)	the Member, after receiving the notice, affirmatively elects a distribution.

(f)	For purposes of subparagraphs (b) through (d), a Member’s Account balance shall be calculated including any Rollover Contribution, plus earnings, held in the Member’s Account.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 8th day of June, 2005.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ JoAnn L. Beck	BY:	/s/ Dan F. Smith
	Assistant Secretary		Dan F. Smith President and Chief Executive Officer